EXHIBIT 99.1

MESCH, CLARK & ROTHSCHILD, P.C.
259 N. Meyer Avenue
Tucson, Arizona 85701
Phone: (520) 624-8886
Fax: (520) 798-1037

By:	Scott H. Gan, #6568
Attorney for Trustee

UNITED STATES BANKRUPTCY COURT

DISTRICT OF ARIZONA

In re:	)	In Proceeding Under Chapter 11
)
GATEWAY DATA SCIENCES	)	Case No. B-98-02021-PHX-JMM
CORPORATION, an Arizona	)
Corporation,	)
Debtor.	)
)

TRUSTEE’S PLAN OF REORGANIZATION
DATED MARCH 22, 2002

i

1.43	Distribution Date(s)	8
1.44	Effective Date	8
1.45	Effective Date Cash	8
1.46	Equity Interest(s)	9
1.47	Equity Interest Related Claims	9
1.48	Executory Contract	9
1.49	Final Adjudication	9
1.50	Final Order	9
1.51	Gateway 401(k) Plan	9
1.52	Gateway 401(k) Non-Priority Plan Claim	9
1.53	Gateway 401(k) Plan Claimants	9
1.54	Gateway Priority Claims	10
1.55	Gateway Priority 401(k) Plan Claim	10
1.56	GDSC	10
1.57	GDSC Plan Funding Contributions	10
1.58	General Unsecured Claim	10
1.59	Global Settlement Agreement	10
1.60	Gordon	10
1.61	Gordon Cash Contribution	10
1.62	Gordon 401 (k) Plan Contribution	10
1.63	Gordon Preference Action	10
1.64	Gordon Plan Funding Contribution	11
1.65	Governmental Unit Claim	11
1.66	Governmental Unit Down Payment	11
1.67	Hagemeyer	11
1.68	Hagemeyer Litigation Claims	11
1.69	Inside Directors	11
1.70	Inside Director Action	11
1.71	Letter Agreement	11
1.72	Litigation Claims	11
1.73	Litigation Settlement Order	12
1.74	Miscellaneous Secured Claims	12
1.75	New Common Stock	12
1.76	Norwest Business Credit	12
1.77	Norwest Loan Agreement	12
1.78	Norwest Secured Claim	12
1.79	Old Common Stock	12
1.80	Outside Director Action	12
1.81	Outside Directors	13
1.82	Person	13
1.83	Petition Date	13
1.84	Plan	13
1.85	Plan Administrator	13
1.86	Plan Funding Contributions	13

i

1.87	Plan Funding Sources	13
1.88	Post-Confirmation Retainers	13
1.89	Priority Wage Claims	13
1.90	Pro Rata	14
1.91	Professional Fees	14
1.92	Record Date	14
1.93	Remaining Cyclone Stock	14
1.94	Reorganized Gateway Assets	14
1.95	Reorganized Gateway	14
1.96	Reorganized Gateway Articles of Incorporation	14
1.97	Reorganized Gateway Bylaws	14
1.98	Sale Order	15
1.99	Schedules	15
1.100	Secured Claim(s)	15
1.101	Secured Tax Claims	15
1.102	Subsidiaries	15
1.103	Subsidiaries’ Stock	15
1.104	Transfer Agent	16
1.105	Transfer Agent Fees	16
1.106	Trustee	16
1.107	Trustee Declaratory Action	16
1.108	Wisconsin District Court Action	16
1.109	Computation of Time	16
1.110	Rules of Interpretation	16

ARTICLE 2-TREATMENT OF CLAIMS UNDER THE PLAN		17

2.1	Class 1 - Administrative Priority Claims	17
	2.1.1 Generally	17
	2.1.2 Requests for Payment	17
2.2	Class 1 - Priority Claims	18
	2.2.1 Class 2(A) - Priority Wage Claims	18
	2.2.2 Class 2(B) - Gateway Priority 401(k) Plan Claims	18
2.3	Class 3 - Secured Claim of Maricopa County	18
2.4	Class 4 - Norwest Secured Claim	19
2.5	Class 5 - Miscellaneous Secured Claims	19
2.6	Class 6 - Priority Claims of Governmental Units	19
2.7	Class 7 - General Unsecured Claims	21
	2.7.1 Class 7(A) Creditors	22
	2.7.2 Class 7(B) - Gateway 401(k) Non-Priority Plan Claim	22
2.8	Class 8 - Equity Interests and Equity Interest Related Claims	22
	2.8.1 Extinguishment of Equity Interests	22
	2.8.2 Alternative Treatment 1	22
	2.8.3 Alternative Treatment 2	23

ARTICLE 3-MEANS OF IMPLEMENTING THE THE PLAN		24

3.1	Creditor Pool	24
3.2	Issuance Of New Common Stock	24
3.3	Corporate Structure	24
3.4	New Certificate Of Incorporation And Bylaws	25
3.5	No Corporate Action Required	25
3.6	Directors And Officers	26
3.7	Incorporation And Name Of Reorganized Gateway	26
3.8	Securities To Be Issued In Connection With The Plan	26
	3.8.1 Authorization	26
	3.8.2 Rights	27
3.9	Exemptions	27
	3.9.1 Securities to be issued to GDSC	27
	3.9.2 Securities to be issued to holders of Allowed Claims or Equity Interests	27
3.10	Transfer Agent	28
3.11	Surrender Of Securities	28
3.12	Record Date	29
3.13	Delivery Of Distributions	29
3.14	Fees And Expense	30
3.15	Supplement To Global Settlement Agreement	30
	3.15.1 Hagemeyer Litigation Claim Proceeds	30
	3.15.2 Gordon’s 401(k) Plan Contribution	31
	3.15.3 Subordination/Allowance of Insider Claims	31
	3.15.3.1 Effective Date Cash	31
	3.15.3.2 Gordon’s Participation in Distributions	32
	3.15.3.3 Matt Gordon’s Participation in Distributions	32

ARTICLE 4-EXECUTORY CONTRACTS AND UNEXPIRED LEASES		32

4.1	Assumption Of Executory Contracts And Unexpired Leases	32
4.2	Approval of Assumption or Rejection	33
4.3	Bar Date for Rejection Claims	33
4.4	Indemnification Obligations	33

ARTICLE 5-CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES		34

ARTICLE 6-PRESERVATION AND PROSECUTION OF LITIGATION CLAIMS AND CREDITOR POOL CAUSES OF ACTION; COMPROMISE OF CERTAIN CLAIMS		34

6.1	Preservation Of Litigation Claims	34
6.2	Adversary Proceeding Disposition	34

ARTICLE 7-CONDITIONS		34

7.1	Conditions to Confirmation of the Plan	35
	7.1.1 Approval of the Plan by GDSC, the Insider Directors, the Outside Directors, Gordon and Carolina Casualty	35
	7.12 Discharge	35
	7.1.3 Revesting	35
	7.1.4 Release and Injunction	35
7.2	Approval of Confirmation Order by GDSC, the Insider Directors, the Outside Directors, Gordon and Carolina Casualty	35
	7.2.1 Compliance with Securities Laws	36
7.3	Conditions to Plan Funding Contributions	36
	7.3.1 Confirmation Order is Final Order	36
	7.3.2 Litigation Settlement Order is Final Order	36
	7.3.3 Carolina Casualty Plan Funding Contribution	36
	7.3.4 Bankruptcy Court Approval of Rudolph Fee Arrangement	36
	7.3.5 Other Conditions to Confirmation are Satisfied	36
7.4	Conditions to Effective Date of the Plan	36
	7.4.1 Confirmation Order is Final Order	37
	7.4.2 Litigation Settlement Order is Final Order	37
	7.4.3 Other Conditions to Confirmation are Satisfied	37
	7.4.4 Plan Funding Contributions Have Been Made an Received by the Plan Administrator	37
	7.4.5 Waiver	37

ARTICLE 8-NON-ALLOWANCE OF PENALTIES AND FINES		37

ARTICLE 9-RELEASES		38
9.1	Release of Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, Related Individuals and Entities	38
9.2	Release of Committee, Trustee and Plan Administrator	39

ARTICLE 10-DISCHARGE INJUNCTION		40

ARTICLE 11-EXCULPATION		40

ARTICLE 12-TITLE TO PROPERTY; DISCHARGE		41
12.1	Revesting of Assets	42
12.2	Discharge	42

ARTICLE 13-RETENTION OF JURISDICTION		42

ARTICLE 14-MODIFICATION, AMENDMENT, AND WITHDRAWAL OF THE PLAN		45

ARTICLE 15-MISCELLANEOUS		46

15.1	Filing of Objections to Claims	46
15.2	Settlement of Objections to Claims and Creditor Pool Causes of Action After Effective Date	46
15.3	Administrative Claims Bar Date	46
15.4	Filing of Objections to Administrative Claims	46
15.5	Termination of the Gateway 401(k) Plan	47
15.6	Prosecution of Litigation Claims After Effective Date	47
15.7	Effectuating Documents; Further Transactions; Timing	47
15.8	Exemption From Transfer Taxes	48
15.9	Confirmation Over Dissenting Class (Cram Down)	48
	15.9.1 No unfair discrimination	48
	15.9.2 Fair and equitable	49
	15.9.2.1 Secured Creditors	49
	15.9.2.2 Unsecured Creditors	49
15.10	Binding Effect	50
15.11	Governing Law	50
15.12	Modification of Payment Terms	50
15.13	Setoffs	51
15.14	Notices	51
15.15	Delivery Of Notices	52
15.16	Committee	53
15.17	Power to Remove Plan Administrator	53
15.18	Successor to Plan Administrator	53
15.19	Severability	53
15.20	Withholding And Reporting Requirements	54
15.21	Quarterly Fees To United States Trustee	54
15.22	Fractional Shares; Odd Lots; De Minimus Distributions	54
15.23	Method Of Payment	55
15.24	Payment Dates	55
15.25	The Plan Shall Control	55

ARTICLE 16-CONCLUSION AND RECOMMENDATION OF THE TRUSTEE		55

EXHIBITS
Reorganized Gateway Articles	Exhibit 1
Reorganized Gateway Bylaws	Exhibit 2
Global Settlement Agreement	Exhibit 3
Letter Agreement	Exhibit 4

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ARTICLE 1
DEFINITIONS

For purposes of the Trustee’s Plan Dated March 22, 2002 (the “Plan”), except as otherwise expressly provided, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

As used in the Plan, the following terms shall have the meanings specified below:

1.1     Administrative Claim. A Claim for any cost or expense of administration of the Chapter 11 Case allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Bankruptcy Estate, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case; and (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extent that a Claim is allowed as an administrative claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an “Administrative Claim” under this section.

1.2     Administrative Claim Bar Date. The date or dates established by the Bankruptcy Court for the filing of Administrative Claims, including Professional Fees.

1.3     Adversary Proceeding(s). The Class Action, the Gordon Preference Action, the Trustee Declaratory Action, the Inside Director Action, the Outside Director Action, and the Avoidance Action.

1.4     Affiliate. This term will refer to and mean with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and, in addition, with respect to any specified natural Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousins with such natural Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.5     Agreed Cost Reimbursement. The sum of $29,315.45 to be paid by GDSC to the Bankruptcy Estate for the costs incurred by the firms of Rudolph & Rudolph and O’ Connor, Cavanagh pursuant to the fee agreement heretofore approved by the Bankruptcy Court.

1.6     Allowed Claim. Any Claim, or any portion thereof, against the Debtor: (a) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date or the Administrative Claim Bar Date, as the case may be, for filing proofs of claim or requests for payment for Claims of such type against the Debtor, or which are filed on or before the deadline for filing claims resulting from the rejection of Executory Contracts or unexpired leases as provided in Article 4 hereof, the portion of any such Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court. The term “Allowed,” when used to modify a reference in the Plan to any Claim or Class of Claims or Equity Interest, shall mean a Claim (or any Claim in any such Class) or Equity Interest that is so allowed, e.g., an “Allowed Secured Claim” is a Claim that has been allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Bankruptcy Estate of the Debtor securing such Claim.

1.7     Allowed Professional Fees and Expenses of Special Securities Counsel. The fees and costs of Kutak Rock LLP as Allowed by the Bankruptcy Court for securities work performed in connection with its appointment as special counsel in the Chapter 11 Case, in an amount not to exceed $40,000.00.

1.8     Avoidance Action. That Adversary Proceeding entitled Trustee v. AGS Expo, et al., Adversary No. 00-120, currently pending in the Bankruptcy Court. With respect to several defendants in this consolidated action, the Bankruptcy Court has set up individual adversary matters. For the purposes of the Plan, all of the adversary matters originally filed under No. 00-120 will be collectively referred to as the Avoidance Action.

1.9     Bankruptcy Code. The Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as applicable to the Chapter 11 Case, as now in effect or hereafter amended.

1.10   Bankruptcy Court. The Bankruptcy Court for the District of Arizona or such other court as may have jurisdiction over the Chapter 11 Case.

1.11   Bankruptcy Estate. The estate created pursuant to 11 U.S.C. §541 upon the filing of the Chapter 11 Case.

1.12   Bankruptcy Rules. Collectively, the Federal Rules of Bankruptcy Procedure, the local rules of the Bankruptcy Court and the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case, as now in effect or hereinafter amended.

1.13   Bar Date. The date of October 21, 1998 established by the Bankruptcy Court pursuant to that certain order entered on September 4, 1998 and any supplemental dates for the filing of proofs of claim or interests for all Creditors or holders of Equity Interests, excepting therefrom, Administrative Claims.

1.14   Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks in Arizona are authorized or required by law to close.

1.15   Carolina Casualty. Carolina Casualty Insurance Company (“Carolina Casualty”), the issuer of the D&O Policy, together with any of its current or former parents, subsidiaries, affiliates, predecessors, successors, reinsurers, and any of their directors, officers, employees, agents, attorneys and claims managers, including, without limitation, Monitor Liability Managers.

1.16   Carolina Casualty Plan Funding Contribution. The sum of five hundred and fifty thousand dollars ($550,000.00) payable to the Trustee on the Effective Date as more fully provided for in the Global Settlement Agreement.

1.17   Cash. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

1.18   Chapter 11 Case. In re Gateway Data Science Corporation, Case Number 98-01202-PHX-JMM, commenced on February 23, 1998.

1.19   Claim. Any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. Any alleged right to payment which is listed by the Debtor on the Schedules as disputed, unliquidated or contingent will not be a Claim hereunder if the holder thereof has not filed a timely proof of claim with regard thereto.

1.20   Claims Objection Date. The date by which the Plan Administrator must file objections to Claims in the Chapter 11 Case, which is 180 days after the Effective Date.

1.21   Class. A category of holders of Claims or Equity Interests as classified in the Plan.

1.22   Class Action. That certain Adversary Proceeding entitled Kim A. Elliott, et al. v. Michael M. Gordon, et al., Case No. Civ 99-1132 PHX-SRB, currently pending in the United States District Court for the District of Arizona.

1.23   Class Action Plaintiffs. The Committee, Kim A. Elliot and Suzanne Rauch.

1.24   Committee. The Official Committee of General Unsecured Creditors appointed by the United States Trustee in the Chapter 11 Case pursuant to Section 1102(a)(1) of the Bankruptcy Code.

1.25   Computation of Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.26   Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order as a Final Order.

1.27   Confirmation Hearing. The duly noticed hearing held by the Bankruptcy Court on confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code. The Confirmation Hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.

1.28   Confirmation Order. The order entered by the Bankruptcy Court confirming the Plan.

1.29   Contingent Claim. A Claim which is either contingent or unliquidated on or immediately before the Confirmation Date.

1.30   Creditor. Any holder of a Claim, whether or not such Claim is an Allowed Claim, encompassed within the statutory definition set forth in Section 101(a) of the Bankruptcy Code.

1.31   Creditor Pool Causes of Action. Any Adversary Proceeding not resolved by the Litigation Settlement Order.

1.32   Creditor Pool. The pool of assets established pursuant to the Plan to receive and hold the Creditor Pool Assets post-Confirmation, and to be distributed by the Plan Administrator to the holders of Allowed Claims.

1.33   Creditor Pool Assets. The Plan Funding Contributions, the Creditor Pool Causes of Action, the Remaining Cyclone Stock, the Subsidiaries Stock, subject to any claims associated therewith, and the Effective Date Cash.

1.34   Cure. The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an Executory Contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, or such other amount as may be agreed upon by the parties, under such Executory Contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.35   Cyclone. That certain Delaware corporation known as Cyclone Commerce, Inc., formed in 1996 as Cyclone Software Corporation.

1.36   Cyclone Purchase Agreements. Those certain purchase agreements dated March 15, 2000, June 15, 2000 and August 1, 2000 and the additional agreements referenced or incorporated therein pursuant to which the Trustee sold the Cyclone Sale Shares to GDSC, in accordance with the Sale Order.

1.37   Cyclone Sale Shares. 529,250 shares of Cyclone Stock sold to GDSC pursuant to the Sale Order.

1.38   Cyclone Stock. The class of common shares of stock in Cyclone previously authorized and issued in accordance with its articles of incorporation and applicable law.

1.39   Debtor. Gateway Data Sciences Corporation, an Arizona Corporation.

1.40   D&O Policy. That certain Directors and Officers and Corporate Liability Insurance Policy issued by Carolina Casualty to Debtor (Policy No. 1216823), together with any extensions, renewals or predecessor policies thereof.

1.41   Disclosure Statement. The Trustee’s Disclosure Statement dated March 22, 2002 (“Disclosure Statement”) that relates to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time, which disclosure statement will be used to solicit votes to accept or reject the Plan by Creditors and holders of Equity Interests entitled to vote on such plan.

1.42   Disputed Claim. A Claim which is: (a) subject to timely and pending objection interposed by the Debtor, or any party in interest entitled to file and prosecute such objection in the Chapter 11 Case; (b) a Claim that is listed by the Debtor as disputed, unliquidated or contingent in the Schedules; or (c) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of claim in an amount greater than or in a secured status or priority different than that listed by the Debtor in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term “Disputed”, when used to modify a reference in the Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, the Claim shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to voting, allocations, and distributions under the Plan. In addition, any Claim held by any entity from which property is recoverable under Section 542, 543, 550 or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under Section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be a Disputed Claim unless and until such entity or transferee has paid the amount, or turned over any such property for which such entity or transferee is liable under Section 522(i), 542, 543, 550 or 553 of the Bankruptcy Code.

1.43   Distribution Date(s). The dates selected by the Plan Administrator to make distributions to Creditors, holders of Equity Interests, and holders of Equity Interest-Related Claims in accordance with the terms and provisions of the Plan.

1.44   Effective Date. The later of: (a) the eleventh (11th) Business Day following the entry of the Confirmation Order as a Final Order, unless a timely appeal is filed and a stay of the Confirmation Order is obtained from a court of appropriate jurisdiction; or (b) the date all of the conditions to the Effective Date set forth in Article 7 are satisfied.

1.45   Effective Date Cash. The Cash in the possession or control of the Trustee on the Effective Date, including the remaining balance of the Cyclone Proceeds.

1.46   Equity Interest(s). Any equity interest in the Debtor, whether represented by shares of common or preferred stock, options, warrants or any other right to purchase or otherwise acquire any such Equity Interests.

1.47   Equity Interest Related Claims. Any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim.

1.48   Executory Contract. Every unexpired lease and other contract which is subject to being assumed or rejected under Bankruptcy Code §365, 11 U.S.C. §365.

1.49   Final Adjudication. The decision of the Bankruptcy Court, but in the event of appeal, the decision of the appellate court after petition for rehearing has been denied or the time for filing the same (or for the filing of further appeal) has expired.

1.50   Final Order. A prior or future order or judgment of the Court or a court of competent jurisdiction after the time for appeal therefrom has expired, but, in the event of an appeal, shall mean the decision of the reviewing court or courts after petition for rehearing has been denied (or the time for filing same or filing of further appeal has expired).

1.51   Gateway 401(k) Plan. The 401(k) Plan maintained by the Debtor and established on February 16, 1996.

1.52   Gateway 401(k) Non-Priority Plan Claim. The amounts required to satisfy Class 7(B) claims asserted by the Gateway 401(k) Plan Claimants, not entitled to priority, which will be determined and paid in accordance with the provisions of Class 7(B).

1.53   Gateway 401(k) Plan Claimants. All holders of Claims, arising out of or with respect to the Gateway 401(k) Plan, regardless of whether asserted by the beneficiaries of the Gateway 401(k) Plan directly, the U.S. Department of Labor, or any other party related to any alleged under-funding of the Gateway 401(k) Plan.

1.54   Gateway Priority Claims. All Claims entitled to priority under Section 507 of the Bankruptcy Code, except Administrative Claims and Governmental Unit Claims.

1.55   Gateway Priority 401(k) Plan Claim. The amounts required to satisfy Class 2(B) Claims asserted by the Gateway 401(k) Plan Claimants, entitled to priority pursuant to 11 U.S.C. § 507, which will be determined and paid in accordance with the provisions of Class 2(B).

1.56   GDSC. GDSC Acquisitions, LLC, a limited liability company organized under the laws of the state of Delaware.

1.57   GDSC Plan Funding Contributions. Collectively, the amount of two hundred and fifty thousand dollars ($250,000), the Agreed Cost Reimbursement, the Transfer Agent Fees, and the Allowed Professional Fees and Expenses of Special Securities Counsel.

1.58   General Unsecured Claim. A Claim not secured by a charge against, security interest, lien, encumbrance or interest in property in which the Bankruptcy Estate has an interest.

1.59   Global Settlement Agreement. That certain agreement dated August 31, 2001, a copy of which is attached hereto as Exhibit “3”, and by this reference incorporated herein.

1.60   Gordon. Michael Gordon.

1.61   Gordon Cash Contribution. The sum of $250,000 payable on the Effective Date.

1.62   Gordon 401(k) Plan Contribution. The amounts required to satisfy the Gateway 401(k) Non-Priority Claim.

1.63   Gordon Preference Action. That certain Adversary Proceeding entitled Trustee vs. Gordon, Adversary No. 99-320, currently pending in the Bankruptcy Court.

1.64   Gordon Plan Funding Contribution. Collectively, the Gordon Cash Contribution and the Gordon 401(k) Plan Contribution.

1.65   Governmental Unit Claim. Claims specified in § 507(a)(8) of the Bankruptcy Code.

1.66   Governmental Unit Down Payment. The amount to be paid toward the Governmental Unit Claims from Effective Date Cash following payment in full of Allowed Administrative Claims, Allowed Gateway Priority Claims, the Post-Confirmation Retainers, and the Creditor Pool Reserve.

1.67   Hagemeyer. Hagemeyer Foods North America, Inc. and its successors and assigns.

1.68   Hagemeyer Litigation Claims. Any and all Claims and causes of action possessed by the Trustee, the Bankruptcy Estate, or the Debtor against Hagemeyer, and specifically including the Wisconsin District Court Action.

1.69   Inside Directors. Steven Beck, Matthew Gordon, Michael Gordon, Ann Ireland, Vickie Jarvis-Port, Michael McPheeters, Sydney Suss, their respective spouses, and related entities.

1.70   Inside Director Action. That Adversary Proceeding entitled Trustee v. Gordon, et al., Adversary No. 99-395, currently pending in the Bankruptcy Court.

1.71   Letter Agreement. That certain agreement entered into on or about June 18, 2001, reflecting additional terms to be implemented in connection with the Global Settlement Agreement, a copy of which is attached hereto as Exhibit “4”, and by this reference incorporated herein.

1.72   Litigation Claims. All rights, Claims, causes of action, torts, liens, liabilities, obligations, Avoidance Actions, proceedings, debts, contracts, judgments, offsets, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtor, the Trustee, or the Bankruptcy Estate may have against any Person, other than the Creditor Pool Causes of Action.

1.73   Litigation Settlement Order. The Final Order, which must be acceptable in form and content to GDSC, the Inside Directors and the Outside Directors, settling and dismissing all Adversary Proceedings, with the only exception being the Avoidance Action as to parties other than the Inside Directors, Outside Directors, and related entities, pursuant to the Global Settlement Agreement.

1.74   Miscellaneous Secured Claims. Any and all secured claims not specifically identified in the Plan.

1.75   New Common Stock. The 10 million shares of common stock of Reorganized Gateway authorized and to be issued pursuant to the terms hereof.

1.76   Norwest Business Credit. The entity owned by Norwest Bank which loaned money pre-Petition to the Debtor. This entity is now known as Wells Fargo Bank.

1.77   Norwest Loan Agreement. That certain Credit and Security Agreement dated as of February 21, 1997 by and between Gateway Data Sciences Corporation, Gateway Credit Corp., and Norwest Business Credit.

1.78   Norwest Secured Claim. The Secured Claim held by Norwest Business Credit pursuant to the Norwest Loan Agreement.

1.79   Old Common Stock. The original shares of common stock in Gateway Data Sciences Corporation issued by the Debtor, and any other Equity Interests in the Debtor.

1.80   Outside Director Action. The Adversary Proceeding, entitled Trustee v. Anderson, et al., Adversary No. 99-394, pending before the Bankruptcy Court.

1.81   Outside Directors. Greg S. Anderson, Robert B. Bressler, Steven A. Rothstein, Larry J. Wells, their respective spouses, and related entities.

1.82   Person. An individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government, governmental unit or any subdivision thereof or any other entity.

1.83   Petition Date. The filing date of the Chapter 11 Case, which is February 23, 1998.

1.84   Plan. The Plan, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and Schedules annexed hereto.

1.85   Plan Administrator. Lowell E. Rothschild or his successor, who will be responsible for the collection and liquidation of the Bankruptcy Estate’s assets and payment of all Allowed Claims from the Creditor Pool and Creditor Pool Assets.

1.86   Plan Funding Contributions. Collectively, the GDSC Plan Funding Contribution, the Gordon Plan Funding Contribution, and the Carolina Casualty Plan Funding Contribution.

1.87   Plan Funding Sources. GDSC, Gordon and Carolina Casualty.

1.88   Post-Confirmation Retainers. The cost retainer of $50,000 to be paid to the firm of Mesch, Clark & Rothschild, P.C., to pursue the Creditor Pool Causes of Action, and to prosecute objections to Claims, which amounts shall be paid from Creditor Pool Assets.

1.89   Priority Wage Claims. The Allowed Claims of former employees of the Debtor for wages, salaries, commissions (including vacation, severance and sick leave) earned within ninety (90) days of the Petition Date, to the extent that such Allowed Claims are entitled to priority under Section 507(a)(3) of the Bankruptcy Code, up to $4300 for each individual employee.

1.90   Pro Rata. The ratio of an Allowed Claim or Allowed Equity Interest in a particular Class to the aggregate amount of all such Allowed Claims or Allowed Equity Interests in any such Class.

1.91   Professional Fees. The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 328, 330, 331 or 503(b) of the Bankruptcy Code of Persons: (a) employed pursuant to an order of the Bankruptcy Court under Sections 327, 328 or 1103 of the Bankruptcy Code; or (b) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code.

1.92   Record Date. August 1, 2001.

1.93   Remaining Cyclone Stock. 529,250 shares of Cyclone Stock currently held by the Bankruptcy Estate, subject to a right of first refusal in favor of Cyclone.

1.94   Reorganized Gateway Assets. All assets of the Debtor other than the assets to be administered by the Plan Administrator after confirmation of the Plan, including but not limited to the Hagemeyer Litigation Claims.

1.95   Reorganized Gateway. The successor to Gateway Data Sciences Corporation upon the Effective Date as described in Article 3. This entity and its assets are distinct from the Creditor Pool Assets to be administered by the Plan Administrator after Confirmation of the Plan. Reorganized Gateway shall be renamed and reconstituted as a Nevada corporation pursuant to the provisions of Article 3 hereof.

1.96   Reorganized Gateway Articles of Incorporation. The Articles of Incorporation of Reorganized Gateway, which shall be substantially in the form attached hereto as Exhibit “1”.

1.97   Reorganized Gateway Bylaws. The Bylaws Reorganized Gateway effective on the Effective Date which will be substantially in the form attached to the Plan as Exhibit “2”.

1.98   Sale Order. That certain Final Order entered by the Bankruptcy Court on April 14, 2000 authorizing sale of Cyclone Sale Shares to GDSC pursuant to the Cyclone Purchase Agreements.

1.99   Schedules. The Schedules of assets and liabilities and any amendments thereto filed by the Debtor with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

1.100     Secured Claim(s). Every Claim against Debtor (including every secured portion of a Claim which is not fully secured) which is asserted by the Creditor holding such Claim to be secured by a lien, security interest, or assignment encumbering property in which the Debtor has an interest, provided, however, that such Claim will be a Secured Claim only to the extent of the validity, perfection, and enforceability of the claimed lien, security interest, or assignment and only to the extent of the value of the interest of the Creditor holding such Claim against such property of Debtor.

1.101     Secured Tax Claims. The Claim of any state or local governmental unit which is secured by a lien upon property owned by the Debtor by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes.

1.102     Subsidiaries. Collectively Gateway Credit Corporation, Inc., an Arizona corporation and Innova Software Group, Inc., an Arizona corporation, both of which are wholly owned subsidiaries of the Debtor.

1.103     Subsidiaries’ Stock. All stock, options, warrants or other equity interests held by the Debtor in the Subsidiaries.

1.104     Transfer Agent. Computershare, Inc. or any related agent thereof who maintains records of the holders of the Old Common Stock as of the Record Date and who will, at the request of the Trustee, provide appropriate notice(s) to those holders as provided herein.

1.105     Transfer Agent Fees. The fees incurred by Debtor with Transfer Agent to obtain a list of the holders of Old Common Stock as of the Record Date, in an amount not to exceed $6,000.00.

1.106     Trustee. Lowell E. Rothschild as successor to Eileen Hollowell.

1.107     Trustee Declaratory Action. That certain Adversary Proceeding entitled Trustee v. Carolina Casualty, et al., Adversary No. 99-423, currently pending in the Bankruptcy Court.

1.108     Wisconsin District Court Action. That pending action, including the complaint filed by Hagemeyer against the Debtor and the Debtor’s counterclaim against Hagemeyer, currently pending in the federal district court in Wisconsin as Case No. 97-C-0635.

1.109     Rules of Interpretation. For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan; (d ) the words “herein,” “hereof,” “hereto,” and “hereunder” refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (f) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

ARTICLE 2

TREATMENT OF CLAIMS UNDER THE PLAN

The sole source of all Cash payments and distributions to be made to all holders of Allowed Claims under the Plan will be from the Creditor Pool Assets.

2.1     Class 1 - Administrative Priority Claims.

2.1.1  Generally.

Each Allowed Administrative Claim (including all accrued U.S. Trustee quarterly fees), shall be paid in full in cash solely from the Creditor Pool Assets (or otherwise satisfied in accordance with its terms) upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th) business day after such claim becomes an Allowed Claim, or as soon thereafter as practicable; and (d) such date as the holder of such Allowed Claim and the Plan Administrator have agreed or shall agree.

Class 1 is unimpaired and does not vote.

2.1.2  Requests for Payment.

All requests for payment of Administrative Claims, including Professional Fees, must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtor, Reorganized Gateway or the Creditor Pool. All such applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. Such applications are not required to include Professional Fees arising from services rendered after the Confirmation Date.

2.2     Class 2 - Priority Claims.

2.2.1  Class 2(A) - Priority Wage Claims.

Class 2(A) consists of the claims of former employees of the Debtor for wages, salaries, commissions (including vacation, severance and sick leave) earned by a former employee within ninety (90) days before the date of filing of the Debtor’s bankruptcy petition, to the extent of $4,300 for each individual entitled to priority pursuant to Section 507(a)(3) of the Bankruptcy Code. Based on information provided by Debtor’s former CFO, the Trustee estimates the total amount owed for Class 2(A) claims to be approximately $93,000. The Class 2(A) claims will be paid in full on the Effective Date or as soon thereafter as funds become available from the Creditor Pool Assets.

Class 2(A) is impaired and votes.

2.2.2  Class 2(B)-Gateway Priority 401(k) Plan Claims.

Pre-petition, the Debtor failed to make employer contributions and failed to make employee deposits into the Gateway 401(k) Plan. Based on audits of the Gateway 401(k) Plan, the U.S. Department of Labor has determined that the unremitted employee contributions and unremitted employer matching contributions for the period from January 1, 1997 to August 31, 2001, total $80,972.25 not including accrued interest. The Class 2(B) claims will be paid in full on the Effective Date or as soon thereafter as funds become available from the Creditor Pool.

Class 2(B) is impaired and votes.

2.3     Class 3 - Secured Claim of Maricopa County.

The Maricopa County Assessor has an Allowed Claim for sales taxes of $29,108.00. The Trustee has segregated $28,400.00 (the “Segregated Account”). On the Effective Date, if not earlier, the Plan Administrator will pay Maricopa County all amounts in the Segregated Account, in full satisfaction of the Allowed Secured Claim. The deficiency shall be treated as a Class 7(A) claim. The Class 3 Allowed Secured Claim is unimpaired and does not vote. The Class 3 General Unsecured Claim is impaired and votes in accordance with the provisions of Class 7(A) below.

2.4     Class 4 - Norwest Secured Claim.

Norwest Business Credit, pursuant to the Norwest Loan Agreement, issued a secured line of credit to the Debtor which was paid in full pre-petition. On the Effective Date, Norwest’s Secured Claim shall be deemed to be fully satisfied and absolute, unconditionally and irrevocably released by virtue of the payment in full of its claim pre-petition.

Class 4 is unimpaired and does not vote.

2.5     Class 5 - Miscellaneous Secured Claims.

On the Effective Date, any Miscellaneous Secured Claim, as and when Allowed, shall be deemed fully satisfied and absolutely, unconditionally and irrevocably released by virtue of payment in full of such Claim and/or the prior surrender of collateral securing such Claim. All holders of Allowed Miscellaneous Secured Claims will be considered a separate class for purposes of confirmation.

Class 5 is unimpaired and does not vote.

2.6     Class 6 - Priority Claims of Governmental Units.

This Class consists of withholding, unemployment taxes, corporate taxes, sales taxes, and personal property taxes owed to various governmental units, state sales taxing authorities, including any unsecured claim of Maricopa County, the Arizona Department of Revenue (“ADOR”) and the Internal Revenue Service (“IRS”) entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code, but not including the Gateway Priority 401(k) Plan Claim and any claims for penalties related thereto. Pursuant to the Debtor’s schedules and the filed proofs of claim, the Trustee estimates that these claims total in excess of $1,100,000.00 and depending on the allowability of claims filed by state taxing authorities, could exceed $1.4 million.

The IRS asserts that it has an Allowed Claim for pre-petition employment and unemployment tax liabilities in the amount of $875,945.14; of this amount the IRS has an Allowed Unsecured priority claim of $769,082.33 and a General Unsecured Claim in the amount of $106,862.81. The Trustee has not evaluated the IRS claim to determine if he has any objection to its allowance. He will timely file any objection to allowance of this claim post-confirmation. When allowed, the IRS Allowed priority claim will be paid in full within six (6) years of the date of assessment with post confirmation interest at the rate established by 28 U.S.C. §§ 6621(a)(2) and 6622, but as with other Governmental Unit Claims, will be paid in full as set forth above, before any Class 7 Claims are paid. The Plan Administrator reserves the right to pre-pay this Claim at any time, with accrued interest.

The pre-petition penalties asserted by IRS shall be Allowed as a General Unsecured Claim and the IRS will be paid its Pro Rata share of any distributions made to other General Unsecured Creditors. Any penalties incurred with respect to actual post-petition tax liabilities shall be allowed and paid as Administrative Claims.

The ADOR asserts that it has an Allowed Claim for pre-petition transaction privilege and withholding taxes in the amount of $228,224.41; of this amount, the ADOR has an Allowed Unsecured Priority Claim of $202,305.68, and a General Unsecured Claim in the amount of $25,918.73. The Trustee has not evaluated the ADOR claim to determine if he has any objection to its allowance. He will timely file any objection to allowance of this claim post-confirmation. When allowed, the. The ADOR Allowed Priority Claim will be paid in full within six (6) years of the date of assessment with post confirmation interest at the statutory rate, but as with other Governmental Unit Claims, will be paid in full as set forth above, before any Class 7 Claims are paid. The Plan Administrator reserves the right to pre-pay this Claim at any time, with accrued interest.

The pre-petition penalties asserted by the ADOR shall be Allowed as a General Unsecured Claim and the ADOR will be paid its Pro Rata share of any distributions made to other General Unsecured Creditors. Any penalties incurred with respect to actual post-petition tax liabilities shall be allowed and paid as Administrative Claims.

No provision in the Plan or the Confirmation Order shall discharge or release persons or entities other than the Debtor and Reorganized Gateway, from any potential tax liability applicable under the Internal Revenue Code, and under Arizona state law.

Any Administrative Claim filed by the IRS or ADOR for tax liabilities incurred by the Bankruptcy Estate shall betimely filed pursuant to the terms of this Plan, and after allowance shall be paid as an Administrative Claim.

Holders of all Class 6 Claims will be paid by receiving a Pro Rata share of the Governmental Unit Down Payment, with the balance of the Claim being satisfied by payments from liquidation of Creditor Pool Assets. Allowed Class 6 Claims will be paid in full before any Class 7 Claims are paid.

Class 6 is impaired and votes.

2.7     Class 7 - General Unsecured Claims.

This Class includes all General Unsecured Claims, including but not limited to any Claim resulting from the successful prosecution of the Creditor Pool Causes of Action. Class 7 Claims shall be paid as follows:

2.7.1  Class 7(A) Creditors.

The Allowed Claims of Class 7(A) Creditors shall be fully and finally settled and satisfied by payment by the Plan Administrator of a Pro Rata portion of the proceeds realized from the recoveries obtained from the prosecution of the Creditor Pool Causes of Action, and liquidation of the remaining Creditor Pool Assets, after payment in full of the Allowed Claims of Classes 1 through 6, inclusive. The Class 7(A) Claimants shall be deemed to have absolutely, unconditionally and irrevocably settled and released all Claims which they own, hold or possess against the Inside Directors, the Outside Directors, GDSC, Gordon, and Carolina Casualty by the entry of the Litigation Settlement Order and the Confirmation Order. If there are any proceeds from the disposition of Creditor Pool Assets after payment of all Claims (plus interest at the federal judgment rate) under the Plan, those excess proceeds will revert to Reorganized Gateway.

Class 7(A) is impaired and votes.

2.7.2  Class 7(B) - Gateway 401(k) Non-Priority Plan Claim.

The Gateway 401(k) Non-Priority Plan Claim shall be paid from the Gordon 401(k) Plan Contribution on the later of the Effective Date or upon resolution of the amounts actually owed.

Class 7(B) is impaired and votes.

2.8     Class 8 - Equity Interests and Equity Interest Related Claims.

The Allowed Equity Interests and Equity Interest Related Claims shall be satisfied as follows:

2.8.1
Extinguishment of Equity Interests. As of the Effective Date, all Equity Interests (including but not limited to any options or warrants) are cancelled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule.

2.8.2
Alternative Treatment 1. If Class 7(A) votes to accept the Plan pursuant to Section 1126 of the Bankruptcy Code, holders of Claims or Interests in Class 8 will receive the following treatment: In full satisfaction of all Allowed Equity Interests and Equity Interest Related Claims, subject to the provisions of Article 2.8.3 below, on the Effective Date, each holder of an Equity Interest and Equity Interest Related Claim shall receive its Pro Rata portion of New Common Stock of Reorganized Gateway, such that the distributions to holders of Claims or Interests in Class 8, in the aggregate, represent five percent (5%) of the issued and outstanding New Common Stock of Reorganized Gateway.

2.8.3
Alternative Treatment 2. In the event that: (a) the Bankruptcy Court determines that the treatment of, and distributions to, Class 8 under the Plan violates the provisions of Section 1129(b) of the Bankruptcy Code (to the extent such provisions may be applicable); or (b) the Bankruptcy Court determines that the issuance of the New Common Stock is not covered by the exemptions provided in Section 1145 of the Bankruptcy Code or Section 4(2) of the Securities Act of 1933; or (c) Class 7(A) does not vote to accept the Plan, then: (1) each holder of an Allowed Claim in Class 7(A) shall receive its Pro Rata portion of New Common Stock of Reorganized Gateway, such that the distributions to holders of Allowed Claims in Class 7(A), in the aggregate, represent five percent (5%) of the issued and outstanding New Common Stock of Reorganized Gateway; and (2) neither the holders of Equity Interests nor the holders of Allowed Equity Interest Related Claims in Class 8 shall receive or retain any rights, property or distributions on account of their Equity Interests or Equity Interest Related Claims, as the case may be.

Class 8 is impaired and votes.

ARTICLE 3

MEANS FOR IMPLEMENTING THE PLAN

3.1     Creditor Pool. On the Effective Date, the Plan Administrator will establish a Creditor Pool. The Plan Administrator will be bound by the same fiduciary duties owed by the Chapter 11 Trustee. The Creditor Pool will consist of the Creditor Pool Assets. The Plan Administrator will liquidate any unresolved claims and will distribute the assets in accordance with the terms of the Plan and the priorities set forth in the Bankruptcy Code. The Plan Administrator will continue to apply to the Bankruptcy Court for approval of fees owed to himself or other Estate professionals while this case remains open.

3.2     Issuance of New Common Stock. The Plan will satisfy either: (a) a portion of the Class 7(A) General Unsecured Claims; or (b) the Allowed Class 8 Equity Interests and Equity Interest Related Claims (subject to Article 2.8 of the Plan), pursuant to the issuance of the New Common Stock as described in Articles 2.8 and 3.8.

3.3     Corporate Structure. At and after the Effective Date, Reorganized Gateway shall have the ability to modify its corporate structure, and Reorganized Gateway Articles of Incorporation and Bylaws shall authorize such action; provided, however, that no such restructuring may impair or prejudice the rights of any holders of Allowed Claims as provided in the Plan.

3.4     New Articles of Incorporation and Bylaws. As of the Effective Date, the Articles of Incorporation and Bylaws of Reorganized Gateway shall be substantially in the forms of the Reorganized Gateway Articles of Incorporation and Reorganized Gateway Bylaws, attached hereto as Exhibits 1 and 2, which provide for, among other things, the authorization of any and all acts necessary to effectuate the Plan including, without limitation, the issuance of the New Common Stock. As of the Effective Date the initial members of the board of directors of Reorganized Gateway shall be Norman Lynn and Steven A. Rothstein, who will also hold the positions of Secretary/Treasurer and President, respectively. They shall serve until their successors are elected at a properly noticed and constituted stockholders’ meeting of Reorganized Gateway. After the Effective Date, Reorganized Gateway may amend and restate the Reorganized Gateway Articles of Incorporation and Reorganized Gateway Bylaws as permitted by applicable law.

3.5     No Corporate Action Required. As of the Effective Date: (a) the adoption of the Reorganized Gateway Articles of Incorporation and Reorganized Gateway Bylaws or similar constituent documents for Reorganized Gateway; (b) the initial selection of directors and officers for Reorganized Gateway; (c) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by the Plan; and (d) the other matters provided for under or in furtherance of the Plan involving corporate action to be taken by or required of the Debtor or Reorganized Gateway shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtor or Reorganized Gateway. As of the Effective Date, the terms of all of the officers and directors of the Debtor shall terminate pursuant to the Confirmation Order without any further action by the stockholders or directors of the Debtor or Reorganized Gateway.

3.6     Directors and Officers. Reorganized Gateway shall provide all directors with indemnification rights and officers and directors liability insurance (which does not include the D&O Policy issued by Carolina Casualty) and shall compensate its directors in accordance with practices customary for public entities of its type. On the Effective Date, the operation of Reorganized Gateway shall become the general responsibility of its board of directors, which shall thereafter have responsibility for the management, control and operation of Reorganized Gateway in accordance with the Plan, applicable law, the Reorganized Gateway Articles of Incorporation and the Reorganized Gateway Bylaws. The names of the initial members of the board of directors and officers are as set forth in the Disclosure Statement and Article 3.4 of the Plan. All such directors and executive officers of Reorganized Gateway shall be deemed to have been elected or appointed as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date. Those directors and officers serving immediately before the Effective Date and not continuing in office after the Effective Date shall be deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order.

3.7     Incorporation and Name of Reorganized Gateway. On or before the Effective Date, Reorganized Gateway, as the successor to the Debtor, shall be named Brownshire Holdings, Inc., be incorporated as a Nevada corporation, and the Confirmation Order shall so provide.

3.8     Securities to be Issued in Connection with the Plan. On the Effective Date, Reorganized Gateway shall issue for distribution, in accordance with the provisions of the Plan, the New Common Stock required for distribution pursuant to the provisions of the Plan. The principal provisions of the New Common Stock are summarized below.

3.8.1  Authorization. The Reorganized Gateway Articles of Incorporation shall authorize the issuance of no less than 10 million shares of New Common Stock. On the Effective Date Reorganized Gateway shall issue: (a) 9.5 million shares of such New Common Stock to GDSC, which will represent ninety-five percent (95%) of the equity in Reorganized Gateway on a fully diluted basis to GDSC; and (b) 500,000 shares of the New Common Stock to either the holders of Allowed Claims in Class 7(A), or Allowed Equity Interests in Class 8, as provided in Articles 2.8 and 3.10 of the Plan. The New Common Stock shall have a par value of $.001 per share.

3.8.2  Rights. The New Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as are set forth in the Reorganized Gateway Articles of Incorporation and as provided under applicable law, including, without limitation, the right to one vote per share.

3.9     Exemptions. The following shall apply to the New Common Stock to be issued under the Plan.

3.9.1  Securities to be issued to GDSC. The issuance of the New Common Stock to GDSC under the Plan is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker/dealer in such securities in accordance with Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act, and similar exemptions under state securities laws. The New Common Stock to be issued to GDSC under the Plan will be “restricted securities” under Rule 144(a)(3) of the Securities Act. Accordingly, GDSC will be precluded from subsequently selling or transferring the New Common Stock unless such sales or transfers are registered under the Securities Act and applicable state securities laws, or the requirements of Rule 144 of the Securities Act, an exemptive rule for the public resale of restricted securities, are met.

3.9.2  Securities to be issued to holders of Allowed Claims or Equity Interests. With respect to securities to be issued to holders of Allowed Claims in Class 7(A) or Allowed Equity Interests and Equity Interest Related Claims in Class 8 under the Plan, in accordance with Section 1145 of the Bankruptcy Code, this issuance is exempt from the registration requirements of Section 5 of the Securities Act, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker/dealer in such securities.

3.10   Transfer Agent. If New Common Stock is to be distributed: (a) to the holders of Class 8 Allowed Equity Interests as of the Record Date and Equity Interest Related Claims, then Reorganized Gateway shall distribute certificates representing 500,000 shares of the New Common Stock to the Transfer Agent on the Distribution Date. As soon as practicable after the Transfer Agent receives such holder’s certificate pursuant to Article 3.11 below, the Transfer Agent shall distribute the New Common Stock to such holder in accordance with the terms of the Plan; or (b) to the holders of Allowed Class 7(A) Claims, then Reorganized Gateway shall issue shares representing five percent (5%) of the New Common Stock to the Plan Administrator, who shall distribute the New Common Stock to holders of Allowed Class 7(A) Claims in accordance with the Plan.

3.11   Surrender of Securities. If New Common Stock is to be issued to holders of Class 8 Equity Interests, then on or before the Distribution Date, or as soon thereafter as practicable, each holder of a security evidencing an Allowed Class 8 Equity Interest shall surrender such security to the Transfer Agent. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such security is received by the Transfer Agent or the unavailability of such security is reasonably established to the satisfaction of the Transfer Agent and Reorganized Gateway. In the event any holder of Allowed Class 8 Equity Interests seeks to establish the unavailability of such security evidencing such Equity Interests, the Transfer Agent shall, within the first Business Day thirty (30) days after receipt of the holders’ evidence of unavailability and statement of indemnity of the Transfer Agent, Plan Administrator and Reorganized Gateway: (a) provide the holder, in writing, with a detailed description regarding the unacceptability of such evidence and statement of indemnity; or (b) deliver to the Plan Administrator and Reorganized Gateway a notice of compliance and distribute to such holder its Pro Rata share of the New Common Stock. Any such holder who fails to surrender or cause to be surrendered such security or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Transfer Agent, Plan Administrator and Reorganized Gateway prior to the first anniversary of the Effective Date shall be deemed to have forfeited all rights in respect of such security and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including dividends accrued thereon, shall revert to Reorganized Gateway, notwithstanding any federal or state escheat laws to the contrary.

3.12   Record Date. The stock transfer ledgers of the Debtor shall be deemed to be closed as of the close of business on the Record Date, and there shall be no further changes in the record holders of Equity Interests. The Debtor, the Plan Administrator, Reorganized Gateway and the Transfer Agent shall have no obligation to recognize any transfer of such Equity Interests occurring after the Record Date. The Debtor, the Plan Administrator, Reorganized Gateway and the Transfer Agent shall be entitled to recognize and deal for all purposes hereunder with only those record holders identified on the stock transfer ledgers of the Debtor as of the close of business on the Record Date.

3.13   Delivery of Distributions. Distributions of certificates representing the New Common Stock to be distributed to holders of Allowed Class 8 Equity Interests will be made by the Transfer Agent to holders of the Allowed Equity Interests, or the Plan Administrator to holders of Allowed Class 7(A) Claims, in accordance with the Plan at the addresses contained in the mailing matrix and official stock transfer records of the Debtor as of the Record Date. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Transfer Agent is notified of such holder’s then current address, at which time all required distributions shall be made to such holder. Undeliverable distributions shall be returned to the Transfer Agent or Plan Administrator, as the case may be, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date. After such date, all unclaimed New Common Stock shall revert to Reorganized Gateway and the Claim of any holder of an Allowed Class 7(A) Claim or Class 8 Allowed Equity Interest and Allowed Equity Interest Related Claim, or successor to such holder, with respect to such New Common Stock shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

3.14   Fees and Expenses. All unpaid reasonable fees, costs, charges, and any other expenses incurred by the Transfer Agent after the Petition Date, including any reasonable fees and expenses of professionals retained by the Transfer Agent as of the Effective Date, shall be paid by the Plan Administrator (other than the Transfer Agent Fees, which shall be paid by Reorganized Gateway on the Effective Date) to the Transfer Agent upon approval of the Bankruptcy Court.

3.15   Supplement to Global Settlement Agreement. Pursuant to the Letter Agreement, the following additional terms have been added to the Global Settlement Agreement by the Trustee, Gordon, the Committee, and GDSC and shall be deemed to be a part of the Global Settlement Agreement:

3.15.1  Hagemeyer Litigation Claim Proceeds. Reorganized Gateway will retain any and all proceeds of the recovery from Hagemeyer Litigation Claims currently pending in the Wisconsin District Court Action up to an amount equal to the sum of: (i) all fees (including attorney’s fees) and costs incurred in connection with the pursuit of the Hagemeyer Litigation Claims; and (ii) $1,000,000. The Creditor Pool would thereafter receive ten percent (10%) of any additional proceeds from the Hagemeyer Litigation Claims and Reorganized Gateway would retain ninety percent (90%) of such additional proceeds. Notwithstanding the foregoing, any Claim of Hagemeyer shall be treated, as and when Allowed, as a Class 7(A) Claim and treated as set forth in the Plan.

3.15.2  Gordon’s 401(k) Plan Contribution. The Bankruptcy Estate and Gordon will cooperate in determining the amount of the Gateway 401(k) Non-Priority Plan Claim and will seek to reach a settlement of the liability of the Debtor and any plan fiduciaries. Gordon will be entitled to approve any settlement. Gordon will pay the Plan Administrator, solely for payment to holders of Allowed Gateway 401(k) Non-Priority Plan Claims, the amount of any Gateway 401(k) Non-Priority Plan Claims, as settled or as ultimately allowed. The Plan Administrator or Gordon will be responsible for objections to, and resolution of, the Gateway 401(k) Plan Claims and the Reorganized Gateway will bear no responsibility therefor.

3.15.3  Subordination/Allowance of Insider Claims. Claims against the Bankruptcy Estate of Inside Directors and Outside Directors will be waived, except: (a) for the custodian claim previously filed by Steven A. Rothstein in the amount of $114,000.00, which will be allowed as a Class 7(A) General Unsecured Non-Priority Claim; and (b) those claims paid by Gordon since the Petition Date (to the landlord, American Express, and one other creditor, aggregating approximately $400,000.00) will be allowed as Class 7(A) General Unsecured Claims. All other Allowed Claims of Gordon are subordinated to other Class 7(A) General Unsecured Claims, as follows:

3.15.3.1  Effective Date Cash. Gordon will not participate in any distribution of Effective Date Cash.

3.15.3.2  Gordon’s Participation in Distributions. Gordon will not participate in any distribution of proceeds generated from the sale of Cyclone Stock if such stock is sold for $3.25 per share or less. Gordon will participate on a Pro Rata basis in any distribution of proceeds to be distributed to holders of Allowed Class 7(A) Claims generated from the sale of Cyclone Stock if such stock is sold for more than $3.25 per share. To the extent funds are available from the Hagemeyer Litigation Claims to make distributions to holders of Allowed Class 7(A) Claims, Gordon will participate in distributions from such source on a Pro Rata basis.

3.15.3.3  Matt Gordon’s Participation in Distributions. Matt Gordon will be allowed his pro-rata share of the $80,972.55 priority claim payment, and his unsecured priority wage claim in the sum of $4,300.00 as set forth in the Plan. Matt Gordon will release and waive his pre-petition general unsecured claim in the approximate amount of $178,447.72.

ARTICLE 4

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

The executory contracts and unexpired leases between the Debtor and any Person shall be dealt with as provided below.

4.1     Assumption of Executory Contracts And Unexpired Leases. All executory contracts and unexpired leases have been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, with the exception of the Bankruptcy Estate’s post petition agreement to employ and pay fees to special counsel for the Wisconsin District Court Action, Rudolph & Rudolph. As part of the completion of the purchase of the New Common Stock by GDSC, and Reorganized Gateway’s acquisition of the Hagemeyer Litigation Claims, Reorganized Gateway will negotiate with Rudolph & Rudolph to reach a mutually agreeable fee arrangement for the continued prosecution of the Hagemeyer Litigation Claims (the “Rudolph Fee Arrangement”). The Rudolph Fee Arrangement must be finalized and submitted to the Bankruptcy Court no later than two (2) days prior to the Confirmation Hearing. Reorganized Gateway will assume the responsibility to satisfy the Rudolph Fee Arrangement. In addition, Rudolph & Rudolph will agree to release the Bankruptcy Estate from any liability for payment of its fees or costs pursuant to the agreement to employ them as special counsel to the Bankruptcy Estate, and the Confirmation Order shall so provide.

4.2     Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of all executory contracts and unexpired leases rejected pursuant to the Plan or otherwise during the Chapter 11 Case.

4.3     Bar Date for Rejection Claims. All proofs of claims with respect to Claims arising from the rejection of any executory contract or unexpired lease rejected pursuant to the Plan shall be filed with the Bankruptcy Court no later than thirty (30) days after the Confirmation Date. Any Claim not filed within such time shall be forever barred. With respect to any executory contract or unexpired lease that was rejected by the Debtor or the Trustee prior to the Confirmation Date, the deadline for filing such Claims shall be as set forth in the order entered by the Bankruptcy Court authorizing such rejection.

4.4     Indemnification Obligations. Any obligation of the Debtor or Reorganized Gateway to indemnify, reimburse, or limit the liability of any Person, including but not limited to any former officer or director of same, or any agent, professional, financial advisor, or underwriter of any securities issued by the Debtor which relate to any acts or omissions which occurred prior to the Petition Date: (a) shall be rejected, canceled, and discharged pursuant to the Plan as of the Confirmation Date; and (b) any and all Claims resulting therefrom shall be disallowed pursuant to Section 502(e) of the Bankruptcy Code.

ARTICLE 5

CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

In the event that any impaired Class is determined to have rejected the Plan in accordance with Section 1126 of the Bankruptcy Code, the Trustee may use the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of the Plan.

ARTICLE 6

PRESERVATION AND PROSECUTION OF LITIGATION CLAIMS AND
CREDITOR POOL CAUSES OF ACTION; COMPROMISE OF CERTAIN CLAIMS

6.1     Preservation of Litigation Claims. In accordance with Section 1123(b)(3) of the Bankruptcy Code and except as otherwise expressly provided herein: (1) the Plan Administrator shall be the Section 1123(b)(3) representative for all Creditor Pool Causes of Action, and (2) Reorganized Gateway shall be the Section 1123(b)(3) representative for the Wisconsin District Court Action, and any other Litigation Claims not enumerated in the definition of Creditor Pool Causes of Action.

6.2     Adversary Proceeding, Compromise, and Disposition. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, and Bankruptcy Rule 9019(a), the terms and provisions of the Global Settlement Agreement are incorporated into the Plan in full by reference. Accordingly, upon entry of the Confirmation Order and the Litigation Settlement Order, all Adversary Proceedings, including any claims or causes of action of the Bankruptcy Estate, any Creditors, or any other party, that were or could have been asserted in the Adversary Proceedings, will be deemed to be dismissed with prejudice, settled, resolved and released on the Effective Date as against the Inside Directors, the Outside Directors, GDSC, Gordon, and Carolina Casualty.

ARTICLE 7

CONDITIONS

The following are conditions precedent to confirmation of the Plan:

7.1     Conditions to Confirmation of Plan.

7.1.1  Approval of Plan by GDSC, the Inside Directors, the Outside Directors, Gordon and Carolina Casualty. The terms and conditions of the Plan shall be acceptable in form and substance to GDSC, the Inside Directors, the Outside Directors, Gordon, and Carolina Casualty, and shall contain, inter alia, the following provisions:

7.1.2  Discharge. The Debtor shall receive a discharge in accordance with Section 1141 of the Bankruptcy Code, and the Plan;

7.1.3  Revesting. Except with respect to the Creditor Pool Assets, all property of the Bankruptcy Estate shall vest in Reorganized Gateway upon the Effective Date. Upon the Effective Date, the management and control of Reorganized Gateway shall be vested exclusively in its Board of Directors.

7.1.4  Release and Injunction. The Plan’s releases as set forth in Article 9 providing for the unconditional, absolute and irrevocable release of all Claims or causes of action held by the Bankruptcy Estate, the Trustee, the Committee, and the Bankruptcy Estate’s creditors against GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, and Reorganized Gateway arising out of their acts or omissions prior to the Effective Date, pursuant to both the Confirmation Order and the Litigation Settlement Order shall have been approved.

7.2     Approval of Confirmation Order by GDSC, the Inside Directors, the Outside Directors, Gordon and Carolina Casualty. The terms and provisions of the Confirmation Order shall be acceptable in form and substance to GDSC, the Inside Directors, the Outside Directors, Gordon, Carolina Casualty, and the Committee shall contain, inter alia, the following provisions:

7.2.1  Compliance with Securities Laws. Debtor and all third parties shall have taken all steps necessary, if any, under applicable laws, including applicable securities laws, to issue the New Common Stock. In this regard, the Confirmation Order shall make the necessary factual determinations to support the exemption available to GDSC pursuant to Section 3.9.1 hereof.

7.3     Conditions to Plan Funding Contributions. The following are all conditions to the obligations of the Plan Funding Sources to make the Plan Funding Contributions:

7.3.1  Confirmation Order is Final Order. The Confirmation Order has been entered by the Bankruptcy Court and is a Final Order.

7.3.2  Litigation Settlement Order is Final Order. The Litigation Settlement Order has been entered by the Bankruptcy Court and is a Final Order.

7.3.3  Carolina Casualty Plan Funding Contribution. With respect to the Carolina Casualty Plan Funding Contribution, all of the conditions set forth in Section 13 of the Global Settlement Agreement have been satisfied in full, including, without limitation, the receipt by Carolina Casualty of the fully executed general releases required therein.

7.3.4  Bankruptcy Court Approval of Rudolph Fee Arrangement. The Bankruptcy Court has approved the Rudolph Fee Arrangement.

7.3.5  Other Conditions to Confirmation are Satisfied. All other conditions to confirmation, including in the Confirmation Order and/or to the effectiveness of the Letter Agreement and the Global Settlement Agreement, have been satisfied.

7.4     Conditions to Effective Date of Plan. The following are all conditions to the Effective Date:

7.4.1	Confirmation Order is Final Order. The Confirmation Order has been entered by the Bankruptcy Court and is a Final Order.

7.4.2	Litigation Settlement Order is Final Order. The Litigation Settlement Order has been entered by the Bankruptcy Court and is a Final Order.

7.4.3
Other Conditions to Confirmation are Satisfied. All other conditions to confirmation, including in the Confirmation Order and/or to the effectiveness of the Letter Agreement and the Global Settlement Agreement, have been satisfied.

7.4.4	Plan Funding Contributions Have Been Made and Received by the Plan Administrator. The Plan Funding Contributions have been made and received by the Plan Administrator.

7.4.5
Waiver. GDSC, the Inside Directors, the Outside Directors, Gordon, and Carolina Casualty may, in their sole and exclusive discretion and by unanimous consent, waive any or all of the conditions above set forth except Section 7.4.4.

ARTICLE 8

NON-ALLOWANCE OF PENALTIES AND FINES

Except as expressly provided for herein, no distribution shall be made under the Plan on account of, and no Allowed Claim (whether Secured, Unsecured, Priority or Administrative), will include any fine, penalty, exemplary or punitive damages relating to or arising from any default or breach by the Debtor, and any claim on account thereof shall be deemed disallowed, whether or not objection is filed to it.

ARTICLE 9

RELEASES

9.1     Release of Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, Related Individuals and Entities. Upon the Effective Date, in consideration of the Plan Funding Contributions including: GDSC payment of $250,000.00; GDSC payment of Special Security Counsel’s fees in an amount not to exceed $40,000; GDSC payment of Agreed Cost Reimbursement, $29,315.45; GDSC payment of Transfer Agent fees not to exceed $6,000.00; Michael Gordon payment of $250,000.00; Michael Gordon payment of non-priority portion of the 401(k) Plan claim and applicable interest; Carolina Casualty payment of $550,000.00, and the release of Inside and Outside Directors’ General Unsecured Claims against the Estate, and their release of claims against Carolina Casualty’s D&O Policy, as well as the additional rights and benefits under the Plan and other good and valuable consideration, the Trustee on behalf of the Bankruptcy Estate and its creditors, and the Committee, and each of its individual members and their successors and assigns (collectively, the “Trustee Releasing Parties”), shall be deemed pursuant to the Confirmation Order and the Litigation Settlement Order, to have unconditionally, absolutely and irrevocably without further act or deed or order of court, forever released and waived all Claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising of any kind or nature (the “Released Claims”) including, without limitation, those Released Claims that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor or the Bankruptcy Estate that the Trustee Releasing Parties have, had or may have against Reorganized Gateway, property of the Bankruptcy Estate, Outside Directors, the Inside Directors, Gordon1,GDSC, and Carolina Casualty, and each of their respective officers, agents, members, directors, representatives, heirs, executors, successors, and assigns in their individual and representative capacities.

_______________
[1]
This release is not intended to discharge Gordon or Jarvis from their liability to pay the Gateway 401(k) Plan Unsecured Priority Claims or 401(k) Plan Unsecured Claims as set forth in the Plan, and under applicable law.

9.2     Release of Committee, Trustee and Plan Administrator. Upon the Effective Date except as otherwise expressly provided herein, for good and valuable consideration, the Debtor, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, the Reorganized Gateway and GDSC (collectively, the “Debtor Releasing Parties”) shall be deemed to have unconditionally, absolutely and irrevocably without further act or deed or order of court, forever released and waived all Released Claims, including, without limitation, those Released Claims that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor or the Bankruptcy Estate, that the Debtor Releasing Parties have, had or may have against each member of the Committee and each of their respective officers, directors, agents, members, directors, and representatives in their individual and representative capacities.2

_______________
[2]	Any references to agents or representatives for the purposes of Articles 9 through 11 of the Plan, shall exclude outside professionals, such as attorneys, advisors, and accountants.

ARTICLE 10

DISCHARGE INJUNCTION

Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or otherwise released under the Plan (including the Released Claims), or an Equity Interest, or other right of a holder of an Equity Interest that is terminated or otherwise affected by the terms of the Plan, or the holder of an Equity Interest Related Claim are permanently enjoined from taking any of the following actions on account of any such discharged Claims (including the Released Claims), debts or liabilities or Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon3 , Carolina Casualty, the Committee, or any other Persons who are released under the Plan, or their respective properties or assets; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, the Committee, or any other Persons who are released under the Plan, or their respective properties or assets; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, the Committee, or any other Persons who are released under the Plan, or their respective properties or assets; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor, Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, the Committee, or any other Persons released under the Plan, or their respective properties or assets; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

ARTICLE 11

EXCULPATION

_______________
[3]	This discharge injunction is not intended to, and shall not, affect any government agency action against Gordon and/or Jarvis with respect to their liability to the Gateway 401(k) Plan.

Neither the Debtor, Reorganized Gateway, GDSC, the Outside Directors, Inside Directors, Gordon, Carolina Casualty, or the Committee nor any of their respective officers, directors, employees, members, or agents shall have or incur any liability to any holder of a Claim or Equity Interest, including the holder of any Equity Interest Related Claim, or any other party in interest, or any of their respective members or former members, agents, employees, representatives, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the negotiation and pursuit of confirmation of the Plan, or the consummation of the Plan, or the administration of the Plan except for their acts or omissions constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction and in all respects shall be entitled to reasonably rely upon advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Case. No holder of a Claim, Equity Interest or Equity Interest Related Claim, or any other party in interest, including their respective agents, employees, representatives, or Affiliates, shall have any right of action against Debtor, Reorganized Gateway, GDSC, the Outside Directors, the Inside Directors, Gordon, Carolina Casualty, or the Committee, or any of their respective officers, directors, employees, members, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, except for their acts or omissions constituting willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.

ARTICLE 12

TITLE TO PROPERTY; DISCHARGE

12.1   Revesting of Assets. Except with respect to the Creditor Pool, and subject to the provisions of the Plan, the property of the Bankruptcy Estate shall vest in Reorganized Gateway on the Effective Date. As of the Effective Date, all such property of the Debtor, including that property vested in Reorganized Gateway, shall be free and clear of all liens, Claims and Equity Interests of holders thereof, except as otherwise provided herein. From and after the Effective Date, Reorganized Gateway may operate its business, and may use, acquire and dispose of its property consistent with the Plan but otherwise free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as otherwise provided in the Plan or the Confirmation Order.

12.2   Discharge. Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims, Equity Interests and Equity Interest Related Claims under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any interest accrued on General Unsecured Claims from the Petition Date. Except as provided in the Plan or the Confirmation Order, Confirmation shall: (a) discharge the Debtor and Reorganized Gateway from all Claims and Equity Interests, including Equity Interest Related Claims, or other debts that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Equity Interests, Equity Interest Related Claims, and other rights of Equity Interests in the Debtor except as expressly provided herein.

ARTICLE 13

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as is legally permissible, including jurisdiction to:

13.1   Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

13.2   Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

13.3   Resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;

13.4   Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

13.5   Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtor that may be pending on the Effective Date;

13.6   Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Disclosure Statement, except as otherwise provided herein;

13.7   Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

13.8   Determine all matters delegated to the Creditor Pool and any other matters that may arise in connection with or relate to the Creditor Pool.

13.9   Enter an order and/or final decree closing the Chapter 11 Case;

13.10     Hear and determine the Litigation Claims and the Creditor Pool Causes of Action and any other cause of action or claims of the Debtor.

13.11     Modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

13.12     Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, the Confirmation Order and the Litigation Settlement Order, except as otherwise provided herein;

13.13     Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

13.14     Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the GSA, the Letter Agreement, or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order except as otherwise provided herein.

ARTICLE 14

MODIFICATION, AMENDMENT, AND WITHDRAWAL OF
THE PLAN

Prior to the Confirmation Date, the Trustee may alter, amend, or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time with the consent of the Plan Funding Sources. After the Confirmation Date and prior to substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Trustee may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or holders of Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

The Trustee reserves the right, to revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Plan is withdrawn or revoked, the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver of any Claims by or against the Debtor or any other Person in any further proceedings involving the Debtor. In the event the Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and the Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.

ARTICLE 15

MISCELLANEOUS

15.1   Filing of Objections to Claims. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by the Plan Administrator. Any objections made after the Effective Date shall be filed and served not later than the Claim Objection Date, provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

15.2   Settlement of Objections to Claims and Creditor Pool Causes of Action After Effective Date. From and after the Effective Date, the Plan Administrator may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims and may settle or compromise any Disputed Claims and/or Creditor Pool Causes of Action.

15.3   Administrative Claims Bar Date. Any Creditor or Party in Interest who claims an Administrative Expense in this case must file an Administrative Proof of Claim not later than ten (10) days prior to the first hearing date set by the Bankruptcy Court to consider confirmation of the Plan. Failure to file a timely Administrative Proof of Claim will result in disallowance of the Administrative Claim unless the Bankruptcy Court enters an order allowing the late filing of the Administrative Expense claim, for good cause shown.

15.4   Filing of Objections to Administrative Claims. After the Effective Date, objections to Administrative Claims shall be made, and objections to Administrative Claims made previous thereto shall be pursued, by the Plan Administrator. Any objections made after the Effective Date shall be filed and served not later than the Claim Objection Date, provided however, that such period may be extended by the Bankruptcy Court for good cause shown.

15.5   Termination of the Gateway 401(k) Plan. On the Effective Date, the Gateway 401(k) Plan shall be terminated. All costs associated with the termination of the Gateway 401(k) Plan shall be borne by the Gateway 401(k) Plan.

15.6   Prosecution of Litigation Claims After Effective Date. Except as to the Creditor Pool Causes of Action, from and after the Effective Date, Reorganized Gateway may litigate to judgment, propose settlements of, or withdraw objections to, all Litigation Claims without notice and a hearing and without approval of the Bankruptcy Court.

15.7   Effectuating Documents; Further Transactions; Timing. The Debtor, Reorganized Gateway, the Trustee and/or the Plan Administrator, as the case may be, are hereby authorized and directed to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, and any securities issued pursuant to the Plan. All transactions that are required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously. The Debtor, Reorganized Gateway, the Trustee and the Plan Administrator are authorized and directed to do such acts and execute such documents as are necessary to implement the Plan.

15.8   Exemption From Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code: (a) the issuance, distribution, transfer or exchange of the New Common Stock or other property of the Bankruptcy Estate; (b) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with the Plan or the Confirmation Order; (c) the making, assignment, modification or recording of any lease or sublease; or (d) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state or local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

15.9   Confirmation Over Dissenting Class (Cram Down).

Even if an impaired Class of Claims does not accept the Plan, the Bankruptcy Court nevertheless may confirm the Plan at Trustee’s request. The Bankruptcy Code at 11 U.S.C. §1129(b) provides that if all other requirements of Bankruptcy Code §1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Plan does not discriminate unfairly; and (ii) the Plan is fair and equitable with respect to the rejecting Class(es) of Claims which are impaired under the Plan, the Bankruptcy Court may confirm the Plan despite the rejection of the Plan by a dissenting impaired Class.

15.9.1  No unfair discrimination.

A plan of reorganization “does not discriminate unfairly” if: (i) the legal rights of a non-accepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are related to those of the non-accepting class; and (ii) no class receives payments in excess of those which it is legally entitled to receive on account of the claims in that class. The Trustee asserts that under the Plan: (a) all impaired Classes of impaired Claims are being treated in a manner which is consistent with the treatment of other similar Classes of Claims (if any); and (b) no Class of Claims will receive payments or property with an aggregate value greater than the sum of the Allowed Claims in the Class. The Trustee believes that the Plan does not discriminate unfairly as to any impaired Class of Claims.

15.9.2  Fair and equitable.

The Bankruptcy Code establishes different “fair and equitable” tests for Secured Creditors and Unsecured Creditors, as follows:

15.9.2.1  Secured Creditors.

Either: (i) each impaired Secured Creditor retains its lien and receives deferred cash payments having a present value equal to the amount of its Allowed Secured Claim; (ii) each impaired Secured Creditor realizes the “indubitable equivalent” of its Allowed Secured Claim; or (iii) the property securing the Claim is sold free and clear of liens (subject to Bankruptcy Code §363(k), 11 U.S.C. § 363(k) credit bidding rights) with such liens attaching to the sale proceeds, and those liens are treated in accordance with clause (i) or (ii) of this sub-section.

15.9.2.2  Unsecured Creditors.

Either: (i) each impaired Unsecured Creditor receives or retains under the Plan property of a value equal to the amount of its Allowed Claim as of the Effective Date; or (ii) the holders of Claims which are junior to the Claims of the non-accepting Class do not receive or receive any property under the Plan on account of such Claims and (except as may be permitted by the new value corollary to the absolute priority rule). The Trustee believes that the Plan satisfies the “fair and equitable” test with respect to all impaired Classes.

The Trustee has requested, if necessary, confirmation of the Plan pursuant to Bankruptcy Code §1129(b), 11 U.S.C. § 1129(b), with respect to any impaired Class of Claims which does not vote to accept the Plan. The Trustee believes that the Plan satisfies all of the statutory requirements for confirmation as discussed above; that the Trustee has complied or will have complied with all the statutory requirements for confirmation of the Plan; and that the Plan is proposed in good faith. At the hearing on confirmation of the Plan, the Bankruptcy Court will determine whether the Plan satisfies the statutory requirements for confirmation of the Plan.

15.10     Binding Effect. The Plan shall be binding upon, and shall inure to the benefit of, the Debtor, the holders of all Claims and Equity Interests, including the holders of Equity Interest Related Claims, and their respective successors and assigns.

15.11     Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any document executed to implement the Plan, the rights, duties and obligations of the Debtor and any other Person arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Arizona, without giving effect to Arizona’s choice of law provisions.

15.12     Modification of Payment Terms. The Plan Administrator reserves the right to modify the treatment of any Allowed Claim, Equity Interest or Equity Interest Related Claims in any manner adverse only to the holder of such Claim, Equity Interest or Equity Interest Related Claims at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim or Equity Interest treatment is being adversely affected.

15.13     Setoffs. The Debtor may, but shall not be required to, set off or recoup against any Claim, Equity Interest or Equity Interest Related Claims and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that arose prior to the Petition Date which the Debtor may have against the holder of such Claim or Equity Interest, to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the Allowance of any Claim, Equity Interest or Equity Interest Related Claims hereunder shall constitute a waiver or release by Debtor or the Plan Administrator of any such claim it may have against such holder.

15.14     Notices.  Any notice required or permitted to be provided under the Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery; or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtor:	Gateway Data Sciences Corp.
c/o Edward E. Davis, Esq.
DAVIS & LOWE, P.C.
P.O. Box 32682
Phoenix, AZ 85064-2682
Phone: (602) 253-2882
Fax: (602) 253-3088

If to the Trustee:	Lowell E. Rothschild, Trustee
MESCH, CLARK & ROTHSCHILD
259 N. Meyer Avenue
Tucson, Arizona 85701
Phone: (520) 624-8886
Fax: (602) 798-1037

If to the Committee:	Thomas C. Axelsen, Esq.
MOHR, HACKETT, PEDERSON, BLAKELY, & RANDOLPH
2800 North Central Ave., Suite 1100
Phoenix, AZ 95004
Telephone: (602) 340-3000
Fax: (602) 240-6600

IN EACH CASE ABOVE, A COPY MUST BE PROVIDED TO:
GDSC
c/o Norm Lynn
CORRUPAD PROTECTIVE PACKAGING
89 O’Leary Drive
Bensenville, IL 60106
Phone: (630) 238-8090 Ext. 222
Fax: (630) 227-9733
and

Thomas J. Salerno, Esq.
SQUIRE, SANDERS & DEMPSEY, LLP
40 N. Central, Suite 2700
Phoenix, AZ 85004-4440
Phone: (602) 528-4000
Fax: (602) 253-8129

15.15     Delivery of Notices. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to the Plan, such communication shall be deemed delivered within twenty-four (24) hours of deposit with such courier or noon of the first Business Day following such deposit, whichever first occurs; and if sent by U.S. Mail pursuant to the Plan, such communications shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service; or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to the Plan may change their address for the purposes of the Plan by giving notice thereof in accordance with this section.

15.16     Committee. Except as otherwise provided, the Committee shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Case.

15.17     Power to Remove Plan Administrator. The Plan Administrator appointed pursuant to the Plan may be removed only upon order of the Bankruptcy Court, upon motion by any creditor or other party in interest.

15.18     Successor to Plan Administrator. In the event the Plan Administrator is removed, resigns or otherwise ceases to serve as the Plan Administrator, a successor plan administrator may be named by the Bankruptcy Court. The Plan Administrator may resign upon ten (10) days written notice to the Bankruptcy Court, which resignation shall become effective upon the selection of and acceptance by a successor plan administrator by the Bankruptcy Court. Any successor plan administrator shall be subject to the same qualifications and shall have the same rights, powers, duties and discretion, and otherwise be in the same position as the originally named Plan Administrator.
Wherever reference is made in the Plan to the Plan Administrator, the same shall be deemed to refer to the Plan Administrator acting hereunder from time to time.

15.19     Severability. If any provision of the Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable or that the Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable or that the Plan is not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable pursuant to its terms.

15.20    Withholding And Reporting Requirements. In connection with the Plan and all instruments and securities issued in connection therewith and distributions thereon, the Trustee or the Plan Administrator, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Trustee or the Plan Administrator, as the case may be, shall be authorized to take any and all action that may be necessary to comply with such withholding and recording requirements. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim or Allowed Equity Interest that has received a distribution of Cash pursuant to the Plan, shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution.

15.21     Quarterly Fees to United States Trustee. The Creditor Pool shall pay all fees payable to the United States Trustee on the Effective Date, and shall pay all fees payable quarterly to the United States Trustee after Confirmation, consistent with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and 28 U.S.C. §1930(a)(6). In addition, the Plan Administrator will file all post-confirmation financial reports on a quarterly basis, as required by law.

15.22     Fractional Shares; Odd Lots; De Minimus Distributions. No fractional shares of New Common Stock shall be issued. The number of shares of New Common Stock issued to holders of Class 7(A) or 8, as the case may be, will be rounded up to the nearest whole number.

15.23     Method of Payment. Payments of Cash required to be made pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank at the election of the Person making such payment.

15.24     Payment Dates. Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day.

15.25     The Plan Shall Control. In the event of any inconsistency between the Plan and any other document, including, without limitation, the Global Settlement Agreement, or the Litigation Settlement Agreement, the Plan shall control.

ARTICLE 16

CONCLUSION AND RECOMMENDATION OF THE TRUSTEE

The Trustee believes that confirmation of the proposed Plan is in the best interest of the creditors of the Debtor, and recommends that creditors vote to accept the Plan.

Respectfully submitted on March 22, 2002.

By:	/s/ Lowell E. Rothschild
Lowell E. Rothschild, Trustee